Exhibit 10.1

                       BUSINESS IDENTITY PROGRAM AGREEMENT

         THIS AGREEMENT is made and entered in this 17 day of OCTOBER 2001, by and between SOURCE OFFICE SUITES OF ROCKVILLE (hereinafter referred to as ("Provider") with Offices at Twinbrook Office Center located at 1700 Rockville Pike, Suite 400, Rockville, MD 20852 and CDEX, INC. (hereinafter referred to as ("User") with a principal address at P.O. Box 7661, Gaithersburg, MD 20898-7661.

                                   WITNESSETH

         That Provider, for and in consideration of the covenants and agreements hereinafter set forth, does hereby provide unto User the services described in Exhibit A attached hereto, at User's cost and expense as set forth in Exhibit A.

                                      TERM

         The term, of this Agreement shall be month to month, commencing on the 1st day of November 2001, ("the Commencement Date"), and ending on the 30th day of November 2001.

         Upon the ending date, this Agreement shall be automatically extended on a month-to-month basis, but in no event beyond the term of the Prime Lease, unless either party notifies the other in writing of the termination hereof, by hand delivery, or by certified or registered mail, return receipt requested, at least thirty (30) days prior to the ending of this Agreement. In absence of said letter of intent to terminate, an increase to market rate shall become effective for said monthly service(s).

                                      FEES

         User hereby covenants and agrees to pay fees far said services, in advance, on the first day of each and every month during the term of this Agreement the amount of ONE HUNDRED SEVENTY FIVE DOLLARS ($175.00), at the office of SOURCE OFFICE SUITES OF ROCKVILLE, or at such place as Provider hereafter may designate in writing. All payment shall be made payable to SOURCE OFFICE SUITES OF ROCKVILLE or to such other person, firm or corporation as Provider shall designate in writing.

         Due upon the execution of this Agreement shall be:

         A. Monthly fee:
         The monthly fee for the first month of said services shall be ONE HUNDRED SEVENTY FIVE DOLLARS ($175.00).

         B. Security Deposit:
         A non-interest bearing deposit of ONE HUNDRED SEVENTY FIVE DOLLARS ($275.00), this deposit shall be considered as security for the payment and performance of client's obligations, covenants; conditions and agreements under this Agreement. In the event of any default by User hereunder, Provider shall have the right, but not the obligation, to apply all or any portion of this deposit to cure such default. Should User not pay invoices for service in a timely manner, an additional security deposit may be requested.


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         C. Additional Fee(s):
         A Thirty Dollar ($30.00) one tune charge will be assessed for either your name of your company to be listed in the lobby directory.

         A late payment often percent (10%) or Ten Dollars ($10.00) per day, whichever is greater, shall be due and payable if the monthly fee is not received within five (5) days of the due date.

                              ADDITIONAL PROVISIONS

         Under no circumstances shall User assign or transfer this Agreement in whole or part, nor sublet any part of the services or facilities. Further, User understands that they are subject to all the Rules and Regulations as they appear in the Service/User Agreement, a copy of which is available upon request.

         IN WITNESS WHEREOF, the parties hereto save set their hand and seal.

PROVIDER:

SOURCE OFFICE SUITES OF ROCKVILLE

By:  /S/  [ILLEGIBLE SIGNATURE]
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Date:        10/23/02
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USER:

CDEX, INC.

By:  /S/ M H PHILIPS JR.
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Title:       CEO
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Date:     17 OCT 2001
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